                                                                      Exhibit 12


                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in thousands)
                                   (Unaudited)


                                                        YEARS ENDED JUNE 30,
                                         1997        1996          1995        1994         1993
                                         ----        ----          ----        ----         ----
Income before income taxes,
   extraordinary item, and change
   in accounting principle             $227,740     $146,130      $  (270)     $33,745      $39,584
add:
   Interest expense                      12,455       19,216       20,434       22,318       26,991
   Portion of rents representative
     of interest factor(a)                9,804       11,550       11,550       12,870       12,870
   Equity in net losses of Ericsson
     Raynet joint venture                    --       29,818       85,946           --           --
less:
   Capitalized interest                    (393)        (660)        (724)      (1,172)        (362)
                                       ------------------------------------------------------------

Income as adjusted                     $249,606     $206,054     $116,936      $67,761      $79,083
                                       ============================================================

Fixed Charges:
  Interest expense                     $ 12,455     $ 19,216     $ 20,434      $22,318      $26,991
  Portion of rents representative
    of interest factor(a)                 9,804       11,550       11,550       12,870       12,870
  Debt prepayment penalty(b)                 --           --        7,814           --           --
                                       ------------------------------------------------------------

Fixed Charges                          $ 22,259     $ 30,766      $39,798      $35,188      $39,861

                                       ============================================================
Ratio of earnings to fixed charges        11.21         6.70         2.94         1.93         1.98
                                       ============================================================


(a) Calculated as approximately one-third of rental expense, representing a reasonable approximation of such rentals attributable to interest.

(b) Represents effective interest charged on the early retirement of debt. Recorded as an extraordinary loss on the income statement.